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American Business Products, Inc.                                      EXHIBIT 99
P.O. Box 105684
Atlanta, Georgia  30348
(770) 953-8300



CONTACT: LARRY GELLERSTEDT, CEO                    FOR IMMEDIATE RELEASE
         RICHARD G. SMITH, CFO


                       ABP DIVESTS EUROPEAN JOINT VENTURE;
                PURSUES NEW SOFTWARE SOLUTION FOR U.S. SUBSIDIARY


ATLANTA, May 13, 1998 -- American Business Products, Inc. (NYSE:ABP) has sold its investment in the Company's European envelope manufacturing joint venture, Curtis 1000 Europe GmbH. In addition, ABP has decided to pursue a new, less costly solution for a computer improvement process at Curtis 1000 Inc., an ABP U.S. subsidiary.

These announcements were made today by ABP's chairman and chief executive officer, Larry Gellerstedt, III. Mr. Gellerstedt was named ABP president and CEO on March 30, and was elected chairman May 8.

"We continue to be interested in developing global markets for the ABP companies," said Mr. Gellerstedt. "But our European joint venture was not structured in the best way to create value for ABP's shareholders."

Mr. Gellerstedt added, "We plan to continue to work with our former European partner in envelope marketing and technology to the benefit of our business and customers."

ABP accounted for its joint-venture investment using the equity method. In recent years, the joint venture's contribution to ABP's income has not been material. ABP's net proceeds from the joint-venture sale will total approximately $4.8 million. The Company expects to book a loss on the sale of approximately $1.4 million after taxes, which will be recorded in the second quarter of 1998.

NEW COMPUTER DIRECTION FOR CURTIS 1000

The decision to pursue a less costly computer improvement process is related to a continuous corporate improvement program at Curtis 1000 Inc., ABP's largest office products subsidiary. The goal of the program, which was initiated in 1995, is to sharpen Curtis 1000's competitive edge as the leading direct marketer of office and business supplies to small and medium-sized companies in the U.S.


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Curtis 1000 has made significant changes under the corporate improvement program. For example, the number of manufacturing plants has been reduced from 17 to five. Corporate overhead also has been reduced, and most decisions are now being made at the regional level close to the customer.

In the customer-service area, Curtis 1000 had been developing a new custom-designed software system to simplify order entries. After extensive review, the Company has decided to discontinue this project in favor of software packages that are now available on the market.

"We have some new options with third-party vendors that we didn't have before," said Mr. Gellerstedt. "We are confident that we can put these options to work and, more importantly, provide best-of-class service for Curtis 1000 customers."

ABP expects to record a charge of approximately $3.0 million after taxes in the second quarter of 1998 to write off Curtis 1000's former order-entry systems project.

Gellerstedt noted the positive efforts being made at Curtis 1000 to complete its three-year focus on performance and productivity improvement. "At ABP, operational excellence is everything. Adoption of a packaged software approach to order processing will give Curtis 1000 a disciplined way to define processes, determine best practices and meet customer demands. All of these steps are critical in reaching and sustaining operational excellence."

American Business Products, Inc. is a leading supplier of custom printing services to growing niche markets. ABP operates through subsidiaries whose products and services are: BookCrafters USA, Inc., a full-service producer of short- and medium-run book printing, binding and distribution; Curtis 1000 Inc., a leader in direct-to-user marketing of custom-printed envelopes and labels, digital document services and business forms; Discount Labels, Inc., the largest short-run custom label producer in the U.S.; International Envelope Company, the world's largest converter of Tyvek(R) envelopes and manufacturer of other specialty envelopes and filing systems; and Jen-Coat, Inc., a leader in specialty extrusion coating and laminating of packaging and other products.

Private Securities Litigation Reform Act of 1995 Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this news release including but not limited to statements regarding the Company's expectations, hopes, intentions or strategies regarding the future are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The Company assumes no obligation to update any such forward looking statements. The Company's expectations respecting future sales and profits assume, among other things, reasonable continued growth in the general economy which affects demand for the Company's products. Future profits

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may vary from the Company's expectations due to factors such as possible future adjustments to the Company's profit improvement plans, particularly at Curtis 1000 Inc., as the effects of implementing these plans are realized. Although the Company believes its plan to achieve timely Year 2000 compliance is reasonable, it remains possible that, dependent on future events such as availability in the labor force of information systems programmers and other information systems personnel, responsiveness of third parties beyond the Company's control such as system vendors, service suppliers, and others with whom the Company interacts, achieving Year 2000 compliance may take longer or cost more than the Company presently anticipates. Investors are also advised to consider other risks and uncertainties that are discussed in periodic reports filed by the Company with the Securities and Exchange Commission.